UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 31, 2008
Date of Report (Date of earliest event reported)

NORD RESOURCES CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	0-26407	85-0212139
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 West Wetmore Road, Suite 203 Tucson, Arizona	85705
(Address of principal executive offices)	(Zip Code)

520-292-0266
Registrant's telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item	Description
1.01	Entry Into a Material Definitive Agreement
8.01	Other Events
9.01	Financial Statements and Exhibits

2.

SECTION 1 - REGISTRANT'S BUSINESS AND OPERATIONS

Item 1.01        Entry Into a Material Definitive Agreement

Nord Resources Corporation (the "Corporation") has entered into a long term cathode sales agreement effective February 1, 2008, with Red Kite Master Fund Limited ("Red Kite") for 100% of the copper cathode production from the Johnson Camp Mine. The agreement runs through December 31, 2012 with renewable extensions by mutual agreement of both parties. Pursuant to the agreement, Red Kite will accept delivery of the cathodes at the Johnson Camp Mine, and pricing will be based on the COMEX price for high-grade copper. Red Kite is a large metals hedge fund and physical trader.

The Corporation is planning to file the agreement as an exhibit to its annual report on Form 10-KSB for the year ended December 31, 2007.

SECTION 8 - OTHER EVENTS

Item 8.01        Other Events

The Corporation has issued a news release announcing the first copper cathodes have been harvested at the Johnson Camp Mine. The commencement of copper cathode production from residual leaching operations represents a major milestone towards the restart of full production at the Johnson Camp Mine. The restart plan forecasts estimated production of 25 million pounds of copper cathodes per annum at full production.

The Corporation also announced that the market for sulfuric acid has experienced significant shortages and price increases during the past several months. Sulfuric acid is required for the leaching, solvent extraction-electrowinning process that is used at the Johnson Camp Mine to produce copper cathodes. A contributing factor to this shortage is the on-going labor strike at a regional producer of sulfuric acid.

The Corporation announced that it has secured sulfuric acid supply through the end of 2009 and, therefore, does not anticipate any sulfuric acid supply interruptions. However, the Corporation remains subject to market fluctuations in the price of sulfuric acid. According to published industry information the price of sulfuric acid, US Gulf ex-terminal, increased from $100 per ton to $200 per ton between December 2007 and January 2008. At the planned full production rate of cathode, each $50 per ton increase in sulfuric acid prices is anticipated to result in an increase in the projected cost of cathode at Johnson Camp of approximately $0.07 per pound over the production cost estimates used to prepare the feasibility study forming part of Bikerman Engineering & Technology Associates, Inc.'s technical report on the Johnson Camp Mine dated September 2007.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01          Financial Statements and Exhibits
Exhibit No.	Exhibit
99.1	News release dated January 31, 2008**

**        Filed herewith.

3.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
NORD RESOURCES CORPORATION
DATE: February 1, 2008	By: /s/ John T. Perry ______________________________ John T. Perry President and Chief Executive Officer

4.